UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2007 (September 19, 2007)

CuraGen Corporation

(Exact name of registrant as specified in charter)

Delaware	0-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street

Branford, Connecticut 06045

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 19, 2007, CuraGen Corporation (the “Company”) announced that, effective September 19, 2007, Frank M. Armstrong, M.D., has resigned his position as the Company’s President and CEO and assumed the position of Special Advisor to the Board of Directors, as further described below.

(c)

The Company also announced that Timothy M. Shannon, M.D., has been appointed President and CEO of the Company, effective September 19, 2007, replacing Dr. Armstrong. Dr. Shannon, 48, has served as the Company’s Executive Vice President of Research and Development and Chief Medical Officer since February 2004. He served as the Company’s Senior Vice President of Research and Development and Chief Medical Officer from September 2002 to January 2004. Prior to joining the Company in September 2002, he served as Head and Senior Vice President of Global Medical Development at Bayer Pharmaceutical Group. Dr. Shannon earned his B.A. in chemistry from Amherst College and his M.D. from the University of Connecticut School of Medicine. The material terms of Dr. Shannon’s employment with the Company are described below.

There is no agreement or understanding between Dr. Shannon and any other person pursuant to which he was selected as President and CEO, nor is there any family relationship between Dr. Shannon and any of the Company’s directors or other executive officers. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant and the amount involved exceeds $120,000, in which Dr. Shannon had, or will have, a direct or indirect material interest.

(e)

Amended and Restated Employment Agreement with Timothy M. Shannon, M.D.

In connection with Dr. Shannon’s appointment as President and CEO, the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Dr. Shannon effective September 19, 2007. The Employment Agreement amends and restates the terms of the Amended and Restated Employment Agreement dated September 1, 2006, between the Company and Dr. Shannon. This agreement (as amended, the “Prior Agreement”) was filed with the Securities and Exchange Commission as Exhibit 99.3 to the Company’s Form 8-K filed September 8, 2006, and an amendment thereto was filed as Exhibit 10.3 to the Company’s Form 10-Q filed on May 9, 2007. The material terms of the Employment Agreement are described below.

Salary and Benefits. Pursuant to the Employment Agreement, beginning on September 17, 2007, Dr. Shannon will receive an annual base salary of $375,000, subject to increases by the Company’s Board of Directors, which will review Dr. Shannon’s salary periodically after January 2009. Dr. Shannon will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally, and if otherwise eligible, will participate in any benefit or compensation plan maintained by the Company for its employees generally.

Cash and Equity Bonuses. Dr. Shannon will be eligible to receive annual non-equity and equity performance-based awards under the Company’s Executive Incentive Program (the “EIP”), based on the attainment of goals set by the Board of Directors.

Appointment-Related Cash Bonus. In connection with his appointment as President and CEO of the Company, Dr. Shannon will receive a one-time cash bonus of $30,000. If Dr. Shannon voluntarily terminates his employment (other than for good reason, as defined in the Employment Agreement) or if his employment is terminated by the Company for cause (as defined in the Employment Agreement) during the twelve-month period following September 19, 2007, Dr. Shannon will be required to repay this amount to the Company in full within twelve months of the termination of his employment.

Appointment-Related Equity Awards. Also in connection with his appointment as President and CEO, Dr Shannon will be granted two stock options to purchase an aggregate of 500,000 shares of the Company’s common stock under the Company’s 2007 Stock Incentive Plan (the “Stock Plan”). Each such stock option shall be an option to purchase 250,000 shares of common stock of the Company at an exercise price equal to the closing trading price of the Company’s common stock on the date the option is granted. The first option will vest as to 25% of the underlying shares on the first anniversary of the date of grant, and as to 6.25% of the underlying shares at the end of each quarter following the first anniversary of the date of grant until fully vested. The second option will vest on the same schedule as the first option, provided, however, that all shares underlying the second option will immediately vest if the closing trading price of the Company’s common stock has equaled or exceeded $3.00 per share over a period of 10 consecutive trading days occurring prior to January 1, 2009. Both option grants will be subject to the terms and conditions of the Stock Plan and to the respective stock option agreements documenting such grants.

Appointment-Related Legal Expenses. The Company will pay Dr. Shannon up to $2,000 for reimbursement of reasonable legal expenses incurred in the review of the Employment Agreement.

Change of Control Benefits. Upon a change of control (as defined in the Employment Agreement), all restricted stock and stock options then held by Dr. Shannon shall become fully vested.

Severance and Related Benefits. Under the Employment Agreement, Dr. Shannon or the Company may terminate his employment at any time, subject to certain severance benefits provided for therein, and provided that Dr. Shannon executes and does not revoke a release of claims in favor of the Company. In the event of termination of Dr. Shannon’s employment, he is eligible to receive between 6 months and 24 months of salary continuation and COBRA continuation coverage and in some cases a lump-sum payment, depending upon the reason for the termination. The severance benefits provided by the Employment Agreement are substantially similar to those provided by the Prior Agreement, except in the following respects:

•

The Employment Agreement provides that Dr. Shannon may not be terminated for performance reasons (as defined in the Employment Agreement) without reasonable advance notice, an opportunity to cure, and an opportunity to be heard, together with his counsel, by the Board of Directors with respect to such proposed termination.

•

The severance benefits to which Dr. Shannon is entitled if his employment is terminated by the Company for disability (as defined in the Employment Agreement), without cause or due to his death, or if he terminates his employment for good reason, have been modified such that he is entitled to the following in the event of such a termination: salary continuation at the salary he was receiving at the time of termination for a period of twelve months following termination; a lump sum payment equal to the pro-rata portion of his target annual non-equity award under the EIP for the fiscal year in which his termination took place; and COBRA continuation coverage until the earlier of twelve months following termination or the date Dr. Shannon becomes eligible to receive similar benefits from a new employer or other source.

Non-Competition, Non-Solicitation and Proprietary Information Provisions. During the term of his employment with the Company and for one year thereafter, Dr. Shannon has agreed not to engage in any employment, consulting or business activity or occupation that is or is intended to be directly competitive with the development, marketing and sale of CR011, Velafermin, any HDAC product for oncology, or any governmentally approved product of the Company which is being marketed and/or sold at the time of termination, and not to solicit Company employees, customers or clients. Dr. Shannon has further agreed to standard proprietary information restrictions and obligations to assign developments to the Company.

The foregoing descriptions of the Employment Agreement and stock option grants provided for in the Employment Agreement are qualified in their entirety by the text of the Employment Agreement and the applicable stock option agreements. The Employment Agreement and related stock option agreements will be filed (to the extent required by the rules of the Securities and Exchange Commission) as exhibits to the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2007.

Transition and Severance Agreement with Frank M. Armstrong, M.D.

In connection with the resignation of Dr. Armstrong as the Company’s President and Chief Executive Officer, the Company entered into a Transition and Severance Agreement (the “Severance Agreement”) with Dr. Armstrong. The Severance Agreement provides that, effective September 19, 2007, Dr. Armstrong will resign his positions as President and Chief Executive Officer of the Company and assume the position of Special Advisor to the Board of Directors. In this position, he will continue to receive the same compensation and be eligible for the same benefits as he was while serving as President and CEO. Dr. Armstrong will serve as Special Advisor until December 31, 2007, at which time his employment with the Company will terminate effective January 1, 2008 (the “Separation from Service Date”). The Severance Agreement also provides that Dr. Armstrong will serve as a non-employee member of the Company’s Board of Directors through the date of the Company’s annual meeting of stockholders in May 2008, or such earlier date as may be agreed to by Dr. Armstrong and the Company (the “Director Term”), and Dr. Armstrong will be eligible to receive compensation for his service as a director during the Director Term in accordance with Company practice.

Other material terms of the Severance Agreement are described below. The timing of the payment of the severance benefits described may be subject to modification to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

Severance Pay. The Severance Agreement provides that effective January 1, 2008, Dr. Armstrong will be entitled to a severance payment in the amount of $519,000, payable in a lump sum within thirty days after the Separation from Service Date. In order to receive this severance payment, Dr. Armstrong must execute and not revoke a release of claims in the form attached to the Severance Agreement.

COBRA Continuation. If Dr. Armstrong timely elects to continue medical and/or dental insurance coverage after the Separation from Service Date in accordance with the provisions of COBRA, the Company will pay the Company portion of his monthly premium payments for 12 months or until he is covered, without pre-existing condition exclusions, under a group health plan of another employer, whichever occurs first.

Bonus Eligibility. Dr. Armstrong will also be eligible for the potential award of his annual bonus for the full fiscal year 2007 pursuant to the EIP, subject to the approval of the Compensation Committee of the Board of Directors in January 2008. The bonus, if any, will be paid in accordance with the terms of the EIP.

Stock Options and Restricted Stock. The terms and conditions of Dr. Armstrong’s Non-Qualified Stock Option Agreement with the Company dated March 29, 2006, under which he was granted a non-qualified stock option to purchase 452,000 shares of the Company’s common stock at an exercise price of $ 4.74 per share, his Restricted Stock Agreement with the Company dated March 29, 2006, under which he was issued 300,000 shares of restricted Company common stock, and his Restricted Stock Agreement with the Company dated January 24, 2007, under which he was issued 129,190 shares of restricted Company common stock will remain in full force and effect, and to the extent permitted under the terms of such agreements shall continue to vest, through and including the last day of the Director Term. Dr. Armstrong will be permitted to exercise the non-qualified stock option during the three month period following the Director Term. The incentive stock option to purchase 48,000 shares at an exercise price of $4.74 per share granted to Dr. Armstrong on March 29, 2006, which is subject to an Incentive Stock Option Agreement between Dr. Armstrong and the Company dated March 29, 2006, will cease vesting as of the Separation from Service Date and remain exercisable for three months thereafter. The 200,000 shares of common stock subject to the Restricted Stock Agreement between Dr. Armstrong and the Company dated May 25, 2007 will not vest and will be forfeited by Dr. Armstrong as of the Separation from Service Date.

Other Benefits and Terms. The Company will pay for Dr. Armstrong’s return transportation to his home country following the Separation from Service Date. Dr. Armstrong has also agreed pursuant to the Severance Agreement to reasonably cooperate with the Company after the Separation from Service date, including but not limited to assisting the Company in transition his job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing other tasks as reasonably requested by the Company. He will be compensated at rate of $250 per hour for any such services rendered once he is no longer serving as a director of the Company.

Non-Competition, Non-Solicitation and Proprietary Information Provisions. Under the terms of the Severance Agreement, Dr. Armstrong has reaffirmed certain obligations under his Amended and Restated Employment Agreement with the Company dated September 1, 2006, as amended, including his agreement to protect the Company’s confidential information and his agreement to adhere to non-competition and non-solicitation obligations for a period of one year following termination of his employment with the Company, provided, however, that the non-competition covenants in paragraph 8(A) of the Amended and Restated Employment Agreement have been amended to provide that he is not restricted from engaging in any employment, consulting or business activity or occupation that is or is intended to be directly competitive with any histone deacetylase (HDAC) product for oncology, except as such prohibition would relate to Gloucester Pharmaceuticals, Inc., MethylGene Inc., Syndexa Pharmaceuticals Corp. and Topo Target A/S and any of their respective successors, joint ventures and assigns, as to which paragraph 8(A) shall continue to apply for a period of one year from the Separation from Service Date. Dr. Armstrong has also agreed in the Severance Agreement to a release of claims in favor of the Company.

Under the Severance Agreement and applicable law, Dr. Armstrong may revoke the Severance Agreement at any time before September 26, 2007.

The foregoing is a summary description of the terms of the Severance Agreement and is qualified in its entirety by the text of the Severance Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2007.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 19, 2007, the Company announced a corporate restructuring plan (the “Plan”) designed to reduce operating costs and to facilitate advancement of its therapeutic pipeline through clinical development. In connection with the Plan, the Company will reduce its workforce through selective elimination of positions.

Affected employees will be eligible for a severance package that includes severance pay, continuation of benefits and outplacement services. The Company estimates that the aggregate restructuring charges associated with the Plan will be approximately $2.9 million, a portion of which will be accrued during the quarter ending September 30, 2007, with the majority being accrued during the quarter ending December 31, 2007, and consist of:

•	cash payments of approximately $2.1 million for severance and other related expenses;

•	cash payments of approximately $0.5 million relating to operating lease obligations; and

•

non-cash charges of approximately $0.3 million relating primarily to asset write-offs in connection with reductions in facilities currently occupied and the accelerated vesting of employee restricted stock grants.

The Company expects the restructuring actions under the Plan to be substantially completed by the end of 2007. The majority of the cash payments of approximately $2.6 million for severance and other related obligations are expected to be paid out over the remainder of 2007 and during 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION
(Registrant)

Date: September 20, 2007	By:	/s/ David M. Wurzer
	Name:	David M. Wurzer
	Title:	Executive Vice President and Chief Financial Officer